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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

BAKHU HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-153574	26-2608821
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

24328 Vermont Avenue, Suite 300 Harbor City, California	90710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 891-1959

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2018, Bakhu Holdings, Corp. (the “Company”) entered into that certain License Agreement (the “License Agreement”) with Cell Science, Ltd. (“CSH”). Pursuant to the License Agreement, the Company is being granted an exclusive license by CSH for the United States of America, Canada, Mexico, all countries in the Caribbean Sea and all other countries north of the Panama/Columbia border (including the entire nation of Panama), with respect to certain patents and intellectual property and associated technical information for the production of phytocannabinoids for use in medical treatments and in exchange for 210,000,000 shares of common stock of the Company (the “Shares”).

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously noted in Item 1.01, on December 20, 2018, the Company entered into the License Agreement with CSH. Pursuant to the License Agreement, the Company is being granted an exclusive license by CSH for the United States of America, Canada, Mexico, all countries in the Caribbean Sea and all other countries north of the Panama/Columbia border (including the entire nation of Panama), with respect to certain patents and intellectual property and associated technical information for the production of phytocannabinoids for use in medical treatments and in exchange for 210,000,000 shares of common stock of the Company.

Item 3.02. Unregistered Sales of Equity Securities.

As previously noted in Item 1.01, on December 20, 2018, in consideration for the Company’s acquisition of an exclusive license for the production of phytocannabinoids for use in medical treatments, the Company issued to CSH 210,000,000 shares of common stock of the Company.

In respect to the foregoing issuance, CSH, and its principals are considered “accredited investors” as defined under Rule 501”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving the Shares. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Company believes that the issuance of Shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	License Agreement by and among Cell Science, Ltd. And Bakhu Holdings Corp. dated December 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakhu Holdings, Corp.

Date: December 27, 2018	By: /s/ Tom Emmitt___
Tom Emmitt, Chief Executive Officer